Exhibit 23.2

Consent of Independent Auditors

The Board of Directors

Aspen Refrigerants, Inc. (formerly known as Airgas Refrigerants, Inc.)

We consent to the use of our report dated September 13, 2017, with respect to the balance sheets of Airgas Refrigerants, Inc. as of December 31, 2016, March 31, 2016 and March 31, 2015, and the related statements of operations, changes in stockholder’s equity, and cash flows for the nine-month period ended December 31, 2016 and the years ended March 31, 2016 and March 31, 2015, and the related notes, incorporated by reference herein on the registration statement on Form S-8 to register 4,000,000 shares of common stock of Hudson Technologies, Inc.

/s/ KPMG LLP

Philadelphia, Pennsylvania
December 21, 2018